UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

UNUM GROUP

(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2009, the Human Capital Committee of Unum Group (the “Company”), a Delaware corporation, approved an agreement by and between Robert C. Greving, Executive Vice President and Chief Actuary and former Chief Financial Officer of the Company, and the Company to be effective as of the date of his retirement from the Company (September 30, 2009). Pursuant to the agreement Mr. Greving will (a) provide general consulting services to the Company in respect of the business of the Company and (b) make himself reasonably available to the Company to consult on specific projects for the Company, in each case, as may be reasonably requested from time to time by the Company. The term of this engagement shall be one year beginning on the date of retirement (the “Consulting Period”).

For the term of the agreement, Mr. Greving will be subject to a covenant not to directly or indirectly compete with the Company, without the prior written consent of the Company.

In consideration of the foregoing, the Company will pay Mr. Greving (i) $200,000 on March 30, 2010, (ii) $100,000 on June 30, 2010, and (iii) $100,000 on September 30, 2010 (for a total of $400,000 for the Consulting Period), in each case, so long as Mr. Greving continues to be available to provide the services on the applicable payment date. The Company will reimburse Mr. Greving pursuant to the Company’s usual reimbursement policies for any reasonable business expenses incurred by Mr. Greving in connection with the performance of the consulting services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: September 24, 2009	By:	/s/ Susan N. Roth
	Name:	Susan N. Roth
	Title:	Vice President, Transactions, SEC and Corporate Secretary